EXHIBIT 99.1

NEWS RELEASE

Contacts:
Valley Bancorp, Las Vegas
Barry L. Hulin, 702-221-8600

Valley Bancorp Completes Initial Public Offering

LAS VEGAS – (BUSINESS WIRE) – Sept. 28, 2004 – Valley Bancorp (NASDAQ:VLLY) today announced the successful completion of its initial registered public offering. Valley Bancorp issued and sold 925,000 shares at a price to the public of $18.00 per share, in a firm commitment underwritten offering solely managed by Sandler O’Neill & Partners, L.P.

At the closing of the offering, Valley Bancorp also issued and sold an additional 138,750 shares to Sandler O’Neill & Partners, L.P. upon the underwriter’s exercise of its over-allotment option.

Barry L. Hulin, President and Chief Executive Officer of Valley Bancorp said, “We are very pleased to successfully complete our offering and that the underwriter was comfortable in exercising its over-allotment option, particularly at this early date. Now it is time for us to turn our full attention to successfully implementing our business plan.”

Headquartered in Las Vegas, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson and Pahrump.

The discussion in this release regarding the implementation of Valley Bancorp’s business plan contains forward-looking statements that involve risks and uncertainties, including changes in general economic conditions, either nationally or locally, inflation, interest rate, market and monetary fluctuations, increases in competitive pressures among financial institutions and businesses offering similar products and services, and other risks detailed from time to time in Valley Bancorp’s SEC reports, and in the registration statement, as amended, filed by Valley Bancorp with the SEC in connection with the offering. Actual results may differ.